Exhibit No. 99.1

PRESS
RELEASE

Date:	May 30, 2003
Contact:	Stephen Conner	or	Headen Thomas
Telephone:	704/731-4205		704/731-4438

JOHN SIMKINS RETIRES FROM PIEDMONT NATURAL GAS BOARD

CHARLOTTE, NC – At its regularly scheduled quarterly meeting today, the Board of Directors of Piedmont Natural Gas announced the retirement of John E. Simkins from the Board after thirty-seven years of service to the 52-year-old company. Mr. Simkins, a native of Spartanburg, South Carolina and resident of Baltimore, Maryland, joined the Company’s Board in 1966 and will celebrate his 65th birthday next month. His retirement will become effective in July.

“Over my 37 years with Piedmont, I have been witness to the workings of a most remarkable firm, one that has been and remains strong because of great people. We have weathered some difficult times, but have also had many victories, including bringing in significant new territories in Tennessee and in the Carolinas and in expanding the non-utility business. I not only feel privileged to have been a part of this history, but very proud as well,” commented Simkins in a letter to Company President and CEO Thomas E. Skains and to the Board. “Piedmont has been, and is, fueled by vision, the highest business integrity, and its mission to serve the customers in its service territories. I leave Piedmont with an enduring admiration and respect for the caring, hard-working and dedicated employees of The Best Company, bar none.”

Upon Mr. Simkins’ retirement announcement, Mr. Skains remarked, “Seldom does a publicly owned corporation experience the dedication of, and enjoy the benefits from, a Board member that has helped guide it through nearly 40 years of its existence. John has demonstrated unmatched integrity, focus and vigilance for the good of the Company’s shareholders, customers and employees. We owe him our deepest gratitude, and best wishes.”

Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 740,000 residential, commercial and industrial customers in North Carolina, South Carolina and Tennessee. The Charlotte-based company is the second-largest natural gas utility in the Southeast. Piedmont is also invested in a number of non-utility, energy-related businesses including companies involved in unregulated retail natural gas and propane marketing, and interstate and intrastate natural gas storage and transportation. More information about Piedmont Natural Gas is available on the Internet at www.piedmontng.com .

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